SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*

                                 PowerDsine Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   M41415 10 6
                                   -----------
                                 (CUSIP Number)


                                January 26, 2005
                                ----------------
             (Date of Event which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages

                       Exhibit Index Contained on Page 16

-----------------------------               ------------------------------------
CUSIP NO. M41415 10 6              13D                        Page 2 of 19 Pages
-----------------------------               ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                     Capital Management V, LLC ("ICM5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_| (b) |X|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------- --------- ------------------------------------------------
                          5     SOLE VOTING POWER                   -0-
                      --------- ------------------------------------------------
     NUMBER               6     SHARED VOTING POWER
       OF                       367,600 shares,  which shares are directly owned
     SHARES                     by Integral Capital  Partners V, L.P.  ("ICP5").
  BENEFICIALLY                  ICM5 is the general partner of ICP5.
 OWNED BY EACH        --------- ------------------------------------------------
   REPORTING              7     SOLE DISPOSITIVE POWER              -0-
     PERSON           --------- ------------------------------------------------
      WITH                8     SHARED DISPOSITIVE POWER
                                367,600 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                367,600 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                          [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              1.974%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                      OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ------------------------------------
CUSIP NO. M41415 10 6              13D                        Page 3 of 19 Pages
-----------------------------               ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ICP Management
                     V, LLC ("ICP Management 5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_| (b) |X|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                          5     SOLE VOTING POWER                   -0-
                      --------- ------------------------------------------------
      NUMBER              6     SHARED VOTING POWER
        OF                      5,400 shares, of which 4,434 shares are directly
      SHARES                    owned by Integral  Capital Partners V Side Fund,
   BENEFICIALLY                 L.P.  ("Side  Fund") and 966 shares are directly
  OWNED BY EACH                 owned by  Integral  Capital  Partners V SLP Side
    REPORTING                   Fund, LLC ("SLP Side Fund"). ICP Management 5 is
      PERSON                    the general partner of Side Fund and the Manager
       WITH                     of SLP Side Fund.
                      --------- ------------------------------------------------
                          7     SOLE DISPOSITIVE POWER              -0-
                      --------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                5,400 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  5,400 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                          [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          0.025%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                  OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ------------------------------------
CUSIP NO. M41415 10 6              13D                        Page 4 of 19 Pages
-----------------------------               ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                     Capital Management VI, LLC ("ICM6")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_| (b) |X|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                          5     SOLE VOTING POWER                   -0-
     NUMBER           --------- ------------------------------------------------
       OF                 6     SHARED VOTING POWER
     SHARES                     562,500  shares,  which  are  directly  owned by
  BENEFICIALLY                  Integral  Capital  Partners  VI, L.P.  ("ICP6").
 OWNED BY EACH                  ICM6 is the general partner of ICP6.
   REPORTING          --------- ------------------------------------------------
     PERSON               7     SOLE DISPOSITIVE POWER              -0-
      WITH            --------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                562,500 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                562,500 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                          [ ]
----------- --------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           3.021%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                    OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ------------------------------------
CUSIP NO. M41415 10 6               13D                       Page 5 of 19 Pages
-----------------------------               ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                     Capital Partners V, L.P. ("ICP5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_| (b) |X|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                          5     SOLE VOTING POWER                   -0-
     NUMBER           --------- ------------------------------------------------
       OF                 6     SHARED VOTING POWER
     SHARES                     367,600  shares  are  directly  owned  by  ICP5.
  BENEFICIALLY                  Integral  Capital   Management  V,  LLC  is  the
 OWNED BY EACH                  general partner of ICP5.
   REPORTING          --------- ------------------------------------------------
     PERSON               7     SOLE DISPOSITIVE POWER              -0-
      WITH            --------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                367,600 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                367,600 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                          [ ]
----------- --------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           1.974%
    11
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                 PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ------------------------------------
CUSIP NO. M41415 10 6               13D                       Page 6 of 19 Pages
-----------------------------               ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                     Capital Partners V Side Fund, L.P. ("Side Fund")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_| (b) |X|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                          5     SOLE VOTING POWER                   -0-
     NUMBER           --------- ------------------------------------------------
       OF                 6     SHARED VOTING POWER
     SHARES                     4,434  shares are  directly  owned by Side Fund.
  BENEFICIALLY                  ICP Management V, LLC is the general  partner of
 OWNED BY EACH                  Side Fund.
   REPORTING          --------- ------------------------------------------------
     PERSON               7     SOLE DISPOSITIVE POWER               -0-
      WITH            --------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                4,434 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  4,434 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         0.024%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                 PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ------------------------------------
CUSIP NO. M41415 10 6              13D                        Page 7 of 19 Pages
-----------------------------               ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_| (b) |X|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                          5     SOLE VOTING POWER                   -0-
      NUMBER          --------- ------------------------------------------------
        OF                6     SHARED VOTING POWER
      SHARES                    966 shares, which are directly owned by Integral
   BENEFICIALLY                 Capital Partners V SLP Side Fund, LLC ("SLP Side
  OWNED BY EACH                 Fund").  ICP Management V, LLC is the Manager of
    REPORTING                   SLP Side Fund.
      PERSON          --------- ------------------------------------------------
       WITH              7      SOLE DISPOSITIVE POWER              -0-
                      --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                966 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  966 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        [ ]
----------- --------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         0.001%
    11
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                 OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ------------------------------------
CUSIP NO. M41415 10 6               13D                       Page 8 of 19 Pages
-----------------------------               ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  Integral
                     Capital Partners VI, L.P. ("ICP6")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_| (b) |X|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                          5     SOLE VOTING POWER                   -0-
                      --------- ------------------------------------------------
     NUMBER               6     SHARED VOTING POWER
       OF                       562,500  shares,  which  are  directly  owned by
     SHARES                     ICP6. Integral Capital Management VI, LLC is the
  BENEFICIALLY                  general partner of ICP6.
 OWNED BY EACH        --------- ------------------------------------------------
   REPORTING              7     SOLE DISPOSITIVE POWER              -0-
     PERSON           --------- ------------------------------------------------
      WITH                8     SHARED DISPOSITIVE POWER
                                562,500 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              562,500 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           3.021%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                    PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  PowerDsine Ltd.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  1 Hanagar Street
                  Neve Ne' eman Industrial Zone
                  Hod Hasharon, 45421 Israel

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           -----------------------------------------------------
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                           -----------------------------------------------

         This statement is being filed by Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5") and Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6"). The principal business address of ICM5, ICP Management 5 and ICM6 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

         ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("Side Fund") and the Manager of Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company ("SLP Side Fund"). ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). With respect to ICM5, ICP Management 5 and ICM6, this statement relates only to ICM5's, ICP Management 5's and ICM6's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP5, Side Fund, SLP Side Fund and ICP6, and none of ICM5, ICP Management 5 or ICM6 directly or otherwise holds any Shares. Management of the business affairs of ICM5, ICP Management 5 and ICM6, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM5, ICP Management 5 and ICM6, respectively, such that no single manager of ICM5, ICP Management 5, or ICM6 has voting and/or dispositive power of the Shares.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  M41415 10 6

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

    (a)  [ ]   Broker or dealer registered under Section 15 of the Exchange Act.
    (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
    (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the
               Exchange Act.
    (d)  [ ]   Investment company registered under Section 8 of the Investment
               Company Act.
    (e)  [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
    (f)  [ ]   An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);
    (g)  [ ]   A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);
    (h)  [ ]   A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;
    (i)  [ ]   A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the Investment
               Company Act;
    (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.
         ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management V, LLC ("ICM5")
                  -------------------------------------------

                  (a) Amount Beneficially Owned: 367,600
                  (b) Percent of Class: 1.974%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote: -0-
                      2. Shared power to vote or to direct vote: 367,600
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to dispose or to direct the  disposition:
                         367,600

         B.       ICP Management V, LLC ("ICP Management 5")
                  -------------------------------------------

                  (a) Amount  Beneficially  Owned:  5,400
                  (b) Percent of Class: 0.025%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote: -0-
                      2. Shared power to vote or to direct vote: 5,400
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to dispose or to direct the  disposition:
                         5,400

         C.       Integral Capital Management VI, LLC ("ICM6")
                  --------------------------------------------

                  (a) Amount Beneficially Owned: 562,500
                  (b) Percent of Class: 3.021%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote: -0-
                      2. Shared power to vote or to direct vote: 562,500
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to dispose or to direct the  disposition:
                         562,500

         D.       Integral Capital Partners V, L.P. ("ICP5")
                  -------------------------------------------

                  (a) Amount Beneficially Owned: 367,600
                  (b) Percent of Class: 1.974%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote: -0-
                      2. Shared power to vote or to direct vote: 367,600
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to dispose or to direct the  disposition:
                         367,600

         E.       Integral Capital Partners V Side Fund, L.P. ("Side Fund")
                  ---------------------------------------------------------

                  (a) Amount Beneficially Owned: 4,434
                  (b) Percent of Class: 0.024%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote: -0-
                      2. Shared power to vote or to direct vote: 4,434
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to dispose or to direct the  disposition:
                         4,434

         F.       Integral  Capital  Partners  V SLP Side  Fund,  LLC ("SLP Side
                  Fund")
                  --------------------------------------------------------------

                  (a) Amount Beneficially Owned: 966
                  (b) Percent of Class: 0.001%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote: -0-
                      2. Shared power to vote or to direct vote: 966
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to dispose or to direct the  disposition:
                         966

         G.       Integral Capital Partners VI, L.P. ("ICP6")
                  -------------------------------------------

                  (a) Amount Beneficially Owned: 562,500
                  (b) Percent of Class: 3.021%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote: -0-
                      2. Shared power to vote or to direct vote: 562,500
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to dispose or to direct the  disposition:
                         562,500

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         -----------------------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
         --------------------------------------------------------

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable.

ITEM 10. CERTIFICATION.
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 27, 2005

                                    INTEGRAL CAPITAL MANAGEMENT V, LLC


                                    By /s/ Pamela K. Hagenah
                                       ------------------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                    ICP MANAGEMENT V, LLC


                                    By /s/ Pamela K. Hagenah
                                       ------------------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager


                                INTEGRAL CAPITAL PARTNERS V, L.P.

                                By Integral Capital Management V, LLC,
                                its General Partner

                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager


                                INTEGRAL CAPITAL PARTNERS V SIDE
                                FUND, L.P.

                                By ICP Management V, LLC
                                its General Partner


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                                INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                By ICP Management V, LLC,
                                its Manager


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                                INTEGRAL CAPITAL PARTNERS VI, L.P.

                                By Integral Capital Management VI, LLC
                                its General Partner


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                                  EXHIBIT INDEX


                                                                Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:        Agreement of Joint Filing                           17

                                    EXHIBIT A

                            Agreement of Joint Filing


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated January 27, 2005 containing the information required by Schedule 13G, for the 935,500 Shares of capital stock of PowerDsine Ltd. held by Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company, and Integral Capital Partners VI, L.P., a Delaware limited partnership.


Date:  January 27, 2005

                                INTEGRAL CAPITAL MANAGEMENT V, LLC


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                                ICP MANAGEMENT V, LLC


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                                INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                                INTEGRAL CAPITAL PARTNERS V, L.P.

                                By Integral Capital Management V, LLC,
                                its General Partner


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager


                                INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                By ICP Management V, LLC,
                                its General Partner


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager


                                INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                By ICP Management V, LLC,
                                its Manager


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager

                                INTEGRAL CAPITAL PARTNERS VI, L.P.

                                By Integral Capital Management VI, LLC,
                                its General Partner


                                By /s/ Pamela K. Hagenah
                                  ------------------------------------------
                                    Pamela K. Hagenah
                                    a Manager